UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 16, 2007

    First Community Corporation
(Exact Name of Registrant As Specified in Its Charter)

    South Carolina
(State or Other Jurisdiction of Incorporation)

000-28344	57-1010751
(Commission File Number)	(I.R.S. Employer Identification No.)

5455 Sunset Blvd, Lexington, South Carolina (Address of Principal Executive Offices)	29072 (Zip Code)

    (803) 951-2265
(Registrant's Telephone Number, Including Area Code)

    Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02.   COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

On January 16, 2007, First Community Corporation (the “Company”), entered into an employment agreement (the “Employment Agreement”) with Michael C. Crapps, the President and Chief Executive Office of the Company and its wholly owned subsidiary, First Community Bank, N.A. (the “Bank”). Unless it is terminated earlier according to provisions in the Employment Agreement, the agreement provides a three year term of employment and at the end of each day during the term of employment the term of the agreement is automatically extended for an additional day so that the remaining term continues to be three years, except that either party can gives the other party written notice of and fix the term to a finite term of three years from the date of the written notice.

The initial base salary for Mr. Crapps will be $214,095, which amount is subject to annual review by the board of directors and may be increased. Mr. Crapps will be eligible to receive bonuses if he meets the goals set forth annually for him by the Human Resources Committee of the Board of Directors. Furthermore, Mr. Crapps will be eligible for the Company’s long-term equity incentive program and for the grant of stock options, restricted stock and other similar awards. Mr. Crapps will be provided with a country club membership as well as life insurance policy for the benefit of his spouse and heirs. Mr. Crapps is entitled to participation in retirement, health, welfare and other benefit plans and programs of the Company applicable to employees generally or to senior executives.

The Employment Agreement may be terminated for death, disability or with or without cause or cause. If the Company terminates Mr. Crapps without cause, the Company will pay to Mr. Crapps severance compensation in an amount equal to 100% of his then current monthly base salary each month for two years from the date of termination, plus any bonus earned or accrued through the date of termination.

In addition, the Employment Agreement may be terminated for good reason by Mr. Crapps during the 90 day period beginning on the 30th day after a change of control or during the 90 day period beginning on the one year anniversary of a change of control. If Mr. Crapps so terminates the Employment Agreement for good reason, then (1) the Company will pay him, within fifteen days, an amount equal to his then current annual base salary multiplied by three, plus any bonus earned or accrued through the date of termination; (2) for a period of two years, provide him with life insurance, disability, medical, dental and hospitalization benefits provided (subject tot reduction upon based on benefits provided by a subsequent employer); (3) any outstanding incentive awards, including restricted stock, performance units, options and stock appreciation rights, granted under long-term equity incentive arrangements shall fully vest and become exercisable, as applicable, and (4) the non-solicitation, of customers and personnel, and non-compete provisions of the Employment Agreement shall cease to apply.

In the event that the Company’s independent accountants acting as its auditors on the date of a change in control determine that the payments provided for in the Employment Agreement constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, then the compensation payable under the Employment Agreement will be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to Mr. Crapps without his compensation being treated as “excess parachute payments” under Section 280G.

Detailed definitions of the terms “cause”, “good reason,” “change in control” and other terms are contained in the Employment Agreement.

The Employment Agreement contains provisions relating to non-solicitation of customers and personnel and non-competition during the term of employment and the two years thereafter, as well as provision relating to the protection of confidential information.

The above is a brief description of selected provisions of the Employment Agreement and is qualified by in its entirety reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

        (c)    Exhibits

        Exhibit No.        Exhibit

        10.1                     Employment Agreement evidencing continued employment of Michael C. Crapps as President and Chief Executive Officer.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST COMMUNITY CORPORATION By: /s/ Joseph G. Sawyer Name: Joseph G. Sawyer Title: Chief Financial Officer

Dated:  January 19, 2007

EXHIBIT INDEX

Exhibit
Number              Description

10.1                     Employment Agreement evidencing the continued employment of Michael C. Crapps as President and Chief
                            Executive Officer.

5